Exhibit 10.21

EYEPOINT, INC.
2023 LONG TERM INCENTIVE PLAN

Restricted STOCK unit AGREEMENT
(EXECUTIVE OFFICERS)
COVER SHEET

EyePoint, Inc., a Delaware corporation (the “Company”), hereby grants an Award of Restricted Stock Units to the Participant named below (the “RSUs”). Each RSU represents the right to receive one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth on this Cover Sheet and in the attached Restricted Stock Unit Agreement (together, the “Agreement”), as well as in the Company’s 2023 Long Term Incentive Plan (as amended from time to time, the “Plan”).

Participant Name: [ ]

Grant Date: [ ]

Number of Shares of Common Stock Underlying the RSUs: [ ]

Vesting Schedule: The RSUs shall vest according to the following schedule, subject to the Participant’s continued Employment through the applicable vesting date, provided that if the number of RSUs is not divisible by three, then no fractional RSUs shall vest and the installments shall be as equal as possible with the smaller installments vesting first:

By the Participant’s signature below, the Participant agrees to all of the terms and conditions described in the Agreement and in the Plan, a copy of which shall be provided on request. The Participant further acknowledges that the Participant has carefully reviewed the Plan, and agrees that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Participant:	Date:

Company:	Date:

Attachment

This is not a share certificate or a negotiable instrument.

EYEPOINT, INC.
2023 LONG TERM INCENTIVE PLAN

REstricted STOCK unit AGREEMENT

Restricted Stock Units

This Agreement evidences an Award of RSUs in the number set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.

Vesting	The RSUs shall vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to the Participant’s continued Employment through each

Exhibit 10.21

vesting date. The Participant may not vest in more than the number of shares of Common Stock underlying the RSUs, as set forth on the Cover Sheet of this Agreement.
Termination of Employment: Generally

Unless the termination of the Participant’s Employment triggers accelerated vesting or other treatment of the RSUs pursuant to the terms of this Agreement, the Participant shall immediately and automatically forfeit to the Company all of the unvested RSUs in the event the Participant’s Employment terminates for any reason.

Termination of Employment: For Good Cause or Without Cause

Upon a termination of the Participant’s Employment by reason of any involuntary termination without Cause (as defined in the existing Employment Agreement between the Company and the Participant, (the “Employment Agreement”)) or a voluntary termination for Good Cause (as defined in the Employment Agreement) (such termination, a “Qualifying Termination”), any unvested RSUs that would have vested as of the first anniversary of the termination of the Participant’s Employment had the Participant continued in Employment through such first anniversary shall vest immediately upon such termination of Employment. Notwithstanding the foregoing, if the Participant’s Qualifying Termination occurs within twenty-four (24) months after a Change of Control (as defined below) in which the RSUs are assumed by the acquirer or surviving entity in the Change of Control transaction, then the RSUs shall automatically vest in full upon such termination of Employment.

For purposes of this Agreement, “Employment” shall be deemed to include employment with any successor to the Company’s business or assets in connection with a Change of Control.

Termination of Employment: Retirement

Notwithstanding the other provisions of the Agreement, if the Participant’s Employment is terminated by reason of such Participant’s Retirement, as of the Participant’s Retirement Date, the RSUs will continue to vest and settle according to the Vesting Schedule. Notwithstanding the foregoing, upon a Change of Control following the Participant’s Retirement, whether or not the Change of Control also constitutes a Covered Transaction, any unvested portion of the RSUs shall automatically vest in full upon the consummation of such Change of Control following the Participant’s Retirement Date regardless of whether the Change of Control occurs within the twenty-four (24) months following such Retirement Date, and the RSUs shall otherwise be treated in the manner so provided in Section 7 of the Plan. The administrator shall make all determinations regarding Retirement, and all determinations shall be final and conclusive.

For purposes of this Agreement, “Retirement” shall mean the cessation of the Participant’s Employment by reason other than upon [(i)] a termination for Cause [or (ii) death1], provided that:

(A) by the Retirement Date, the Participant’s age plus total years of Employment is equal to or greater than seventy (70); and

(B) the Participant has provided to the Company written notice (in a form approved by the Administrator) of the Participant’s intention to retire at

1 Note to Draft: To confirm whether the Company will also provide for the treatment of RSUs upon death. Default treatment of RSUs upon death is not currently addressed in the award agreement.

Exhibit 10.21

least twelve (12) months prior to the future date of termination of the Participant’s Employment (such future date the “Retirement Date” and the date such notice is received by the Administrator, the “Notice Date”).

Covered Transaction	In the event of a Covered Transaction, the RSUs shall be treated in the manner so provided in Section 7 of the Plan.
Change of Control Definition

For purposes of this Agreement, the term “Change of Control” shall mean:

(A)  the acquisition by any Person (defined as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change of Control if it is: (i) either by or directly from the Company, or by an entity controlled by the Company, (ii) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company (“Benefit Plan”), or (iii) by an entity pursuant to a transaction that complies with the clauses (i), (ii) and (iii) of subsection (C) below; or

(B) individuals who, as of the Grant Date, constitute the Board (together with the individuals identified in the proviso to this subsection (B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “transaction”), in each case unless, following such transaction, (i) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding common stock of the Company, (ii) no Person (excluding any entity or wholly owned subsidiary of any entity resulting from such transaction or any Benefit Plan of the Company or such entity or wholly owned subsidiary of such entity resulting from such transaction) beneficially owns, directly or indirectly, 35%

Exhibit 10.21

or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(D) approval by the stockholders of the Company of a liquidation or dissolution of the Company.

Notwithstanding any other provision of this Agreement to the contrary, the RSUs shall not vest or become eligible to vest on any date specified above unless the Participant has continuously been, since the Grant Date until the date immediately prior to such termination of Employment, an Employee of the Company, any Affiliate, any of their respective subsidiaries, or, following a Change of Control, any successor to the Company’s business or assets in connection with the Change of Control.

Leaves of Absence

For purposes of the RSUs, the Participant’s Employment does not terminate when the Participant goes on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. The Participant’s Employment terminates in any event when the approved leave ends unless the Participant immediately returns to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when the Participant Employment terminates for all purposes under the Plan.

Dividend Equivalents

Should any cash dividend or other cash distribution be declared and paid with respect to the shares of Common Stock during the period between the Grant Date and the date or dates on which the RSUs are delivered as shares of Common Stock, the Company shall credit to a dividend equivalent bookkeeping account the value of such dividends or distributions that would have been paid if the outstanding RSUs at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding RSUs are converted to shares of Common Stock and delivered to the Participant, the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the dividend equivalent bookkeeping account that correspond to such RSUs that have become vested; provided, however, that any dividend equivalents that were credited to the Participant’s dividend equivalent bookkeeping account that are attributable to RSUs that have been forfeited shall be forfeited and not be payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant’s dividend equivalent bookkeeping account.

Evidence of Issuance

The issuance of shares of Common Stock with respect to the RSUs shall be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, book-entry registration or delivery of stock certificates.

Exhibit 10.21

Delivery

Prior to the Notice Date, delivery of the shares of Common Stock underlying the Participant’s vested RSUs shall be made as soon as practicable (but in no event later than thirty (30) days) following the applicable vesting date.

Following the Notice Date, the Company will issue the Common Stock to which the then vested RSUs relate upon the scheduled vesting dates listed in the Vesting Schedule, or if earlier, upon a Change in Control that constitutes a “change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A [or upon the death of the Participant2].

Withholding

In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the vesting of the RSUs, the delivery of the shares of Common Stock underlying the RSUs or the payment of dividend equivalents pursuant to this Agreement, the Participant, as a condition to such vesting, delivery of shares of Common Stock or payment of dividend equivalents, as applicable, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. Satisfactory arrangements shall include share withholding in an amount equal to the applicable withholding or other taxes due; provided; however, that no shares of Common Stock shall be withheld with a value in excess of the maximum statutory rates for the applicable jurisdictions or such greater amount as would not result in adverse accounting consequences to the Company under FASB ASC Topic 718 (or any successor provision)). Notwithstanding the foregoing, the Company may, in its sole discretion, elect to satisfy all applicable withholding requirements by share withholding without the Participant’s consent.

Transferability

The RSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by the Participant in any manner, except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, or levy of attachment or similar process upon the RSUs not specifically permitted herein, shall be null and void and without effect.

Retention Rights

This Agreement and the RSUs evidenced by this Agreement do not give the Participant the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between the Participant and the Company or any Affiliate, including the Employment Agreement, the Company and any Affiliate reserve the right to terminate the Participant’s Employment at any time and for any reason.

Shareholder Rights

Neither the Participant nor the Participant’s estate or heirs have any rights as a shareholder of the Company until the shares of Common Stock have been delivered and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before a certificate is issued or the appropriate book entry is made, except as set forth above or as described in the Plan.

2 Note to Draft: See footnote 1.

Exhibit 10.21

Recovery of Compensation

Notwithstanding anything to the contrary in this Agreement, the Participant acknowledges and agrees that the Administrator shall have the right to cause the Participant to forfeit and disgorge to the Company the RSUs (whether or not vested) and any shares of Common Stock acquired by, or dividend equivalents paid to, the Participant pursuant to the RSUs, with interest and other related earnings, as the Administrator in its discretion shall determine, (A) if the Participant violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which the Participant is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan, and (B) to the extent required by law or applicable stock exchange listing rules, including, without limitation, Section 10D of the Exchange Act and any related Company policy. The Participant agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, shall be responsible for any adverse tax or other consequences to the Participant or the Participant’s permitted transferees, if any, that may arise in connection with this paragraph.

Applicable Law

The validity and construction of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Employment Agreement.

This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded; except that the Employment Agreement and any other written confidentiality, non-competition, non-solicitation, and/or severance agreement, or any other written agreement between the Participant and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

To facilitate the administration of the Plan, the Company may process personal data about the Participant. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about the Participant, including the Participant’s contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the RSUs, the Participant gives explicit consent to the Company to process any such personal data.

Exhibit 10.21

Code Section 409A

The grant of the RSUs under this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company is not making any representation hereunder as to the particular tax treatment of the RSUs.

To the extent that the RSUs constitute “deferred compensation” under Section 409A, a termination of Employment occurs only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of the Participant’s separation from service, (i) the Participant is a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of the Participant’s separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after the Delay Period (or upon the Participant’s death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) shall be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights

The grant of RSUs under this Agreement shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to the Participant. The Participant shall have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Notice Delivery

By accepting the RSUs, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or any Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or any Affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, the Participant agrees to all of the terms and conditions described above and in the Plan.